SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128
March 22, 2006
Dear Imation Corp. Shareholders:
You are cordially invited to attend the Imation Corp. 2006 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 3, 2006, at 9:00 a.m., local time, at The Computer History Museum, Hahn Auditorium, 1401 N. Shoreline Blvd., Mountain View, California 94043. The record date for the Annual Meeting is March 13, 2006. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.
We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on how to vote your shares by telephone or the Internet are on the accompanying proxy card. If you choose to vote by mail, please complete, date, sign and return the accompanying proxy card in the enclosed envelope so your shares will be represented at the Annual Meeting.
Sincerely,
Bruce A. Henderson
Chairman of the Board and
Chief Executive Officer

IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2006

To the Shareholders of Imation Corp.:
The 2006 Annual Meeting of Shareholders of IMATION CORP. will be held on Wednesday, May 3, 2006, at 9:00 a.m., local time, at The Computer History Museum, Hahn Auditorium, 1401 N. Shoreline Blvd., Mountain View, California 94043. The purpose of the meeting is to:

1.	Elect three Class I directors to serve for a three-year term;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006; and

3.	Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.
These items are more fully described in the Proxy Statement.
The record date for the meeting is March 13, 2006. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel
and Secretary
Oakdale, Minnesota
March 22,2006
IMPORTANT NOTICE
PLEASE VOTE BY TELEPHONE OR INTERNET, OR MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING
Voting Procedures
We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 3, 2006, and at all adjournments. The record date for the meeting is March 13, 2006. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 13, 2006, there were approximately 34,901,108 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.
We first sent this Proxy Statement and the proxy card to our shareholders on or about March 22, 2006.
We have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.
You have three choices on each item to be voted upon at the Annual Meeting.
For the election of directors, by checking the appropriate box on your proxy card, you can:

•	vote for all of the nominated directors as a group;

•	withhold authority to vote for all nominated directors as a group; or

•	vote for all nominated director as a group except those you select.
For the ratification of the appointment of the independent registered public accounting firm, by checking the appropriate box on your proxy card, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.
If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the Internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.
You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.
If you “abstain” on any matter (or “withhold authority” as to the election of any director), your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal.
Proxy Solicitation
We will pay the costs of preparing, printing and mailing this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Morrow & Co., Inc. to help solicit proxies from shareholders for a fee of $5,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by our regular employees without additional compensation, as well as by employees of Morrow & Co., Inc.
Security Ownership of Certain Beneficial Owners
The table below shows the number of shares of our outstanding common stock as of January 31, 2006, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

Private Capital Management, L.P.	3,328,621	(1)	9.7%
Bruce S. Sherman Gregg J. Powers
8889 Pelican Bay Blvd. Naples, Florida 34108

(1)	A Schedule 13G was filed with the Securities and Exchange Commission on February 10, 2006 by Private Capital Management, L.P. (“PCM”), its Chief Executive Officer, Bruce S. Sherman, and its President, Gregg J. Powers, reporting beneficial ownership of an aggregate of 3,328,621 shares of our common stock. Of such shares, Mr. Powers reported that he had shared voting and dispositive powers with respect to 3,287,621 shares and Mr. Sherman reported that he had shared voting and dispositive powers with respect to 3,296,121 shares. Mr. Powers and Mr. Sherman disclaimed beneficial ownership of such shares, which are held by PCM’s clients and managed by PCM. Mr. Powers and

Mr. Sherman each reported that he had sole voting and dispositive powers with respect to an additional 41,000 and 8,000 shares of our common stock, respectively.

Security Ownership of Management
The table below shows the number of shares of our common stock beneficially owned as of January 31, 2006 by each director, each nominated director, each individual named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person.

	Amount and Nature of		Percentage
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Bruce A. Henderson	62,160	(2)	*
Michael S. Fields	2,295		*
Linda W. Hart	109,555		*
Charles A. Haggerty	8,885		*
Ronald T. LeMay	89,224		*
L. White Matthews, III	24,574		*
Charles Reich	9,948		*
Glen A. Taylor	60,412		*
Daryl J. White	94,982		*
Jacqueline A. Chase	17,245		*
Arvind Korde(3)	0		0
Frank P. Russomanno	96,771		*
John L. Sullivan	43,984		*
Paul R. Zeller	55,832		*
All Directors and Executive Officers as a Group (16 persons)	730,673		2.0%

*	Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include: (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of January 31, 2006: Mr. Henderson, 10,000 shares; Ms. Hart, 90,000 shares; Mr. Haggerty, 5,699 shares; Mr. LeMay, 84,247 shares; Mr. Matthews, 22,548 shares; Dr. Reich, 8,346 shares; Mr. Taylor, 50,000 shares; Mr. White, 90,000 shares; Ms. Chase, 6,250 shares; Mr. Russomanno, 64,739 shares; Mr. Sullivan, 24,861 shares; Mr. Zeller, 34,217 shares; and all directors and executive officers as a group, 534,695 shares; (ii) the following unvested shares of restricted stock held as of January 31, 2006: Mr. Henderson, 44,275 shares; Mr. Fields, 1,398 shares; Ms. Hart, 1,398 shares; Mr. Haggerty, 1,398 shares; Mr. LeMay, 1,398 shares; Mr. Matthews, 1,398 shares; Dr. Reich, 1,398 shares; Mr. Taylor, 1,398 shares; Mr. White, 1,398 shares; Ms. Chase, 7,795 shares; Mr. Russomanno, 28,045 shares; Mr. Sullivan, 10,405 shares; Mr. Zeller, 16,825 shares; and all directors and executive officers as a group, 123,845 shares and (iii) the following shares allocated as of January 31, 2006 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Henderson, 697 shares; Ms. Chase, 2,471 shares; Mr. Russomanno, 929 shares; Mr. Sullivan, 1,887 shares; Mr. Zeller, 3,445 shares; and all executive officers as a group, 12,112 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2)	Includes 595 shares owned by Mr. Henderson’s spouse.

(3)	Although Mr. Korde is a consultant to Imation, because he may have participated in Imation’s policy making activities at various times in 2005, he may be deemed to be an executive officer of Imation for purposes of applicable SEC regulations. As a result, we have included information about Mr. Korde in the Summary Compensation Table and elsewhere in this Proxy Statement as if he were a named executive officer and, therefore, we have also included Mr. Korde in this table and in the total for all directors and executive officers as a group. See “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2005 all of our directors and executive officers complied with their Section 16(a) filing requirements. As a consultant to Imation, Mr. Korde did not file any beneficial ownership reports. Because Mr. Korde may have participated in Imation’s policy making activities at various times in 2005, he may be deemed to be an executive officer of Imation for purposes of applicable SEC regulations. As a result of his role with Imation, Mr. Korde elected to file a Form 3 on March 15, 2006, in which he reported that he does not beneficially own any Imation securities. If Mr. Korde was deemed to be an executive officer previously, then the Form 3 filing would be considered late.

BOARD OF DIRECTORS
Corporate Governance

Corporate Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and annual performance evaluation. The Guidelines are available on our website. The Internet address for our website is http://www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page, under “About Imation.” Copies of the Guidelines are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Code of Ethics
We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is http://www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the Business Conduct Policy are also available in print to any shareholder who requests them by writing: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Annual Meeting Attendance Policy
Directors are expected to attend our Annual Meeting of Shareholders. We use our best efforts to schedule our Annual Meeting of Shareholders at the same time as a Board meeting in order to facilitate attendance by our Board members at our Annual Meeting. All but one of our directors attended our 2005 Annual Meeting of Shareholders.

Shareholder Communications with the Board
Our Board of Directors has a process in place for our shareholders to communicate directly with our non-management directors. If any interested party wants to make concerns known to our non-management directors, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the board members as appropriate.
Director Independence and Determination of Audit Committee Financial Expert
Our Board of Directors reviewed the independence of our directors in February 2006. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors and senior management and between directors and our independent registered public accounting firm.

The Board made this review to determine whether any of the above relationships or transactions, if existing, were inconsistent with a determination that the director is independent. Other than Bruce A. Henderson, none of the directors had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors, other than our Chief Executive Officer, Bruce A. Henderson, are independent as defined under the New York Stock Exchange listing standards.
In February 2006, the Board also reviewed whether the Audit and Finance Committee had an Audit Committee Financial Expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Charles A. Haggerty, L. White Matthews, III and Daryl J. White are Audit Committee Financial Experts as defined under those rules and are also independent as defined under those rules and the New York Stock Exchange listing standards.
Lead Director
The Board can designate, from time to time, a lead non-management director (“Lead Director”). The Board reviews periodically, and at least once a year, whether to keep the Lead Director position and who the Lead Director will be. The Lead Director is responsible for leading the meetings of non-management directors, facilitating communications between the non-management directors and the Chairman, providing guidance to the Chairman regarding the agenda for Board meetings and for other matters as determined by the Board from time to time. The Board designated Linda W. Hart as the Lead Director at a meeting in May 2005 and plans to review the Lead Director position in May 2006.
Meetings of the Board and Board Committees
Meetings of the Board
During 2005, the Board of Directors held a total of nine meetings and the various committees of the Board met a total of eighteen times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board meet at scheduled executive sessions at each Board meeting. The Lead Director, currently Linda W. Hart, presides at these meetings.
Committees of the Board
The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the function and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is http://www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the committee charters are also available in print to any shareholder who requests them by writing: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.
Audit and Finance Committee

Members:	Five non-employee directors:
Messrs. LeMay (Chair), Haggerty, Matthews, Taylor and White. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2005: Ten
Functions:

•	Reviews Imation’s consolidated financial statements, including accounting and auditing principles and practices

•	Has the authority to appoint or replace Imation’s independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by Imation’s independent registered public accounting firm

•	Reviews Imation’s compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact Imation’s financial statements

•	Monitors compliance with financing agreement

•	Monitors the functions of Imation’s Pension and Retirement Committee
Under our Guidelines, no director may serve on more than three public company audit committees.
Compensation Committee

Members:	Five non-employee directors:
Messrs. White (Chair), Fields, Haggerty, Dr. Reich and Ms. Hart. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.
Number of meetings in 2005: Four
Functions:

•	Reviews and makes recommendations as to compensation and benefits programs for our executive officers

•	Sets Chief Executive Officer compensation

•	Oversees administration of certain stock and benefit plans
Nominating and Governance Committee

Members:	Five non-employee directors:
Ms. Hart (Chair) and Messrs. LeMay and Matthews, Dr. Reich and Mr. Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.
Number of meetings in 2005: Four
Functions:

•	Advises and makes recommendations to the Board on all matters concerning directorship and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as director

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

Director Nominations
The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee will consider these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.
Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Place, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.
Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2007 Annual Meeting.” We amended our Bylaws, effective May 3, 2006, to modify the date by which director nominations must be received in order to be presented at an annual meeting of shareholders.
Compensation of Directors
Non-employee directors receive the following compensation for service on our Board:

•	Annual retainer: $34,000

•	Chairperson fee: $5,000 per year for serving as chair of the Nominating and Governance Committee or Compensation Committee and $10,000 per year for serving as chair of the Audit and Finance Committee

•	Lead Director fee: $15,000 per year

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for telephone or video conference

•	Committee meetings: $1,000 per meeting, other than in-person Audit and Finance Committee meetings for which $1,500 is paid

•	Interview of Board candidates: $1,500 per interview

•	Equity Grants: Initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in stock options and restricted stock, with 75% of the value granted as stock options and 25% of the value granted as restricted stock, valued under the Black-Scholes model. The restricted stock and stock options currently vest 25% per year over four years, but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The Board of Directors approved a change in the vesting schedule for equity grants made as of the 2006 Annual Meeting, as described below. The initial equity grant for a director who is first elected at a time other than the annual meeting of shareholders is prorated based on the number of options and shares of restricted stock granted to directors at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts by each director to qualified charitable institutions in an amount up to $15,000 per year

•	Training Program Reimbursement: We reimburse any director who chooses to attend a training program for directors for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings and interviews of Board candidates
Non-employee directors may elect to receive all or part of their annual retainer, lead director fee, chairperson fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.
The Nominating and Governance Committee annually reviews Board compensation based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant, Towers-Perrin. In February 2006, the Nominating and Governance Committee reviewed Board compensation and recommended to the Board for approval a change to the vesting schedule of equity grants. On February 8, 2006, the Board of Directors approved a one year cliff vesting for equity grants effective as of our Annual Meeting on May 3, 2006.
Employee directors are not compensated for their service on the Board of Directors.

Stock Ownership Guidelines
In November 2004, the Board of Directors updated its stock ownership guidelines. The stock ownership guidelines provide that each of our directors now serving or later elected or appointed as a director is encouraged to own our stock in an amount not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors.

Board Retirement Policy
The Board has adopted a retirement policy that provides that:

•	non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70;

•	a director who is also our chief executive officer must submit his or her resignation from the Board when he or she ceases to be the chief executive officer; and

•	any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.
Indemnification Agreements
It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We have also entered into Indemnity Agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.
Item No. 1
ELECTION OF DIRECTORS
General Information
Our Board of Directors is currently composed of nine directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The three directors serving in Class I have terms expiring at the 2006 Annual Meeting. The three Class I directors currently serving on the Board, Messrs. Fields, Matthews and LeMay have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting.
Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.
Each Class I nominee elected will hold office until the annual meeting of shareholders to be held in 2009 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.
Information Concerning Directors
Director Nominees — Class I (Term Ending 2006)

Michael S. Fields	Michael S. Fields, age 60, has been Chairman and Chief Executive Officer of KANA Software, Inc. (a customer relationship management software and services company) since September 2005. Also, since May 1997, Mr. Fields has been the Chairman of The Fields Group (a management consulting firm). In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of Open Vision from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation (an enterprise software company), including President of Oracle USA. Mr. Fields has been a director of Imation since January 1998 and is also a director of two privately-held companies, ViaNovus, Inc., and Crucian Global Services, Inc.

L. White Matthews, III	L. White Matthews, III, age 60, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director and Audit Committee chairperson of Matrixx Initiatives, Inc., a publicly-held company, a director of Ceridian Corporation, a publicly-held company, and a director of Mercantile Funds, Inc., a privately-held company.

Ronald T. LeMay	Ronald T. LeMay, age 60, has been an Industrial Partner of Ripplewood Holdings, LLC (a private equity fund) since October 2003, Executive Chairman of Last Mile Connections, Inc.(a network bandwidth exchange and solutions provider) since September 2005 and is also Chairman of October Capital (a private investment company). Mr. LeMay served as Representative Executive Officer of Japan Telecom (a telecommunications company) from November 2003 until the sale of the company in July 2004. Mr. LeMay served as President and Chief Operating Officer of Sprint Corporation (a telecommunications company) from October 1997 until April 2003. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc. (a provider of waste management services). From February 1996 to July 1997, he served as President and Chief Operating Officer of Sprint. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum, a partnership among Sprint Tele-Communications, Inc., Comcast Corporation and Cox Communications. From 1989 to 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay has been a director of Imation since July 1996 (except for the period from August 5, 1997 to December 31, 1997) and is also a director of two publicly-held companies, Allstate Corporation and Ceridian Corporation.

Board Members Continuing in Office — Class II (Term Ending 2007)

Glen A. Taylor	Glen A. Taylor, age 64, is Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas). In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000.

Daryl J. White	Daryl J. White, age 58, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996.

Charles A. Haggerty	Charles A. Haggerty, age 64, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since January 2000. Mr. Haggerty retired from Western Digital Corp. (a provider of products and services for collection, management and use of digital information) in June 2000. From January 2000 until June 2000 he served as its Chairman of the Board. From July 1993 until December 1999 he served as its Chairman, President and Chief Executive Officer. From June 1992 until July 1993 he served as its President and Chief Operating Officer. Prior to that time, Mr. Haggerty had a 29-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage marketing business. Mr. Haggerty has been director of Imation since October 2004. Mr. Haggerty is also a director of three publicly-held companies, Pentair Corporation, Beckman Coulter, Inc. and Deluxe Corporation.
Board Members Continuing in Office — Class III (Term Ending 2008)

Linda W. Hart	Linda W. Hart, age 65, is Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials). Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart has been a director of Imation since July 1996. Ms. Hart is also a director of each of the Hart Group companies: Hart Group, Inc., Rmax, Inc. and L&M Acquisitions, Inc. Ms. Hart also serves on the Board of Trustees for the Center for Strategic & International Studies, Washington, D.C.

Bruce A. Henderson	Bruce A. Henderson, age 56, is our Chairman of the Board and Chief Executive Officer. He was appointed to the position in May 2004. Prior to joining Imation, Mr. Henderson was Chief Executive of Edgecombe Holdings LLC (a private investment company), from November 2001 to May 2004. From July 1995 to October 2001, Mr. Henderson served in senior executive management positions for large operating units of Invensys, PLC., (a UK engineering company in the high value-added controls and automation systems industry). He was Chief Executive Officer of the $3.5 billion Invensys Controls, and was Chief Executive

Officer of the $2 billion Invensys Software Systems. From November 1982 to June 1995, Mr. Henderson served in various management positions at TRW, Inc., (a company that provides advanced products and services for space, defense and automotive markets). He served as a Vice President and General Manager of TRW Electronic Convenience Systems and as Managing Director of Quality Safety Systems, a joint venture between TRW and Tokai Rika Company, Ltd of Japan. Before TRW, Mr. Henderson was with McKinsey & Company (a management consulting group) where he specialized in corporate strategy and operations for U.S. and European high technology companies. Mr. Henderson is currently a director and chair of the Audit Committee of Universal Electronics, Inc., a publicly-held company. Mr. Henderson is co-author of Lean Transformation: How to Transform Your Business Into a Lean Enterprise and A Workbook for Assessing Your Lean Transformation. He also serves as a director of the Lean Enterprise Institute.

Charles Reich	Dr. Charles Reich, age 63, has been retired since October 1, 2004. From October 1, 2002 to October 1, 2004, Dr. Reich served as Executive Vice President of 3M Health Care, a major business segment of 3M Company (a diversified technology company and our former parent). Dr. Reich joined 3M Co. in 1968 as a research chemist and assumed a variety of management positions in the Research & Development organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M since that time. He also served as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. Dr. Reich has been a director of Imation since July 2004. Dr. Reich is also a director of the Patterson Companies, a publicly-held company.

The Board of Directors recommends you vote FOR the election of each of the nominees in Class I as directors of Imation for a three-year term. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing three Class I directors, the three nominees receiving the highest number of votes will be elected.
Item No. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for 2006. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the

Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interests and in the best interest of our shareholders.
The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.
OTHER BUSINESS
We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this proxy statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of five non-employee directors. Each of those directors is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site and attached to this proxy statement as Appendix A. After appropriate review and discussion, the Committee determined that it fulfilled its responsibilities under the Committee charter during fiscal year 2005. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2005:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•	The Committee has discussed with PwC, Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2005 fiscal year was compatible with the maintenance of its independence and determined that it was.

•	Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the U.S. Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Ronald T. LeMay, Chair
Charles Haggerty
L. White Matthews, III
Glen A. Taylor
Daryl J. White

AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICIES
Audit and Other Fees
Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2005 and 2004:

	Fiscal Year	Fiscal Year
	2005	2004

Audit Fees:
GAAP or statutory audits	$1,205,158	$1,171,201
Sarbanes-Oxley 404 audits	$527,236	$684,357

Total Audit Fees(1)	$1,732,394	$1,855,558
Audit-Related Fees:
Services related to business transactions	$0	$33,739
Employee benefit plan audits	$74,139	$41,203
Attest services and other	$18,110	$25,481

Total Audit-Related Fees	$92,249	$100,423
Tax Fees (basic tax preparation and tax advice and compliance)	$107,150	$146,956
All Other Fees :
Financial training materials	$1,500	$1,500

(1)	Fees billed or expected to be billed for the audit of our consolidated financial statements for the fiscal year ended December 31, 2005, for the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and for the audit of the effectiveness of internal control over financial reporting are $1,732,394 of which an aggregate amount of $801,559 has been billed through December 31, 2005.
Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services
All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the chairperson of the Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The chair reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.
With respect to each proposed pre-approved service, PwC will provide back-up documentation, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or chair, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On an annual basis, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.
In fiscal 2005 and 2004, all audit services, audit related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of Imation’s Board of Directors (the “Committee”) is responsible for establishing executive compensation philosophy and administering each component of the executive compensation program. The Committee reviews and makes recommendations as to compensation and benefits programs for Imation’s executive officers, sets Chief Executive Officer compensation and oversees administration of certain stock and benefit plans. The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee is comprised entirely of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards. The Committee chairperson reports on Committee actions and recommendations at Board meetings. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. For the past three years, the Committee has directly engaged an outside compensation consulting firm to assist the Committee in its review of the compensation for the executive officers.
The Committee reviews each executive compensation component annually to maintain alignment with Imation’s goals and philosophy.
Philosophy. The Committee uses a combination of short-term (salary and annual incentives) and long-term (stock-based) compensation for executives to:

•	motivate executives to achieve our strategic objectives;

•	align the interests of executives with the interests of shareholders;

•	provide competitive total compensation;

•	attract and retain highly qualified key executives; and

•	reward individual and corporate performance.
In February 2006, the Committee reviewed Imation’s executive compensation philosophy, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Committee sought the advice and input of both an outside compensation consultant and Imation management.
The Committee targets each component of the executives’ compensation at competitive levels, measured by a comparison with identified peer companies. The companies identified by the Committee as a peer group for purposes of executive compensation comparison were determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. The Committee reviews analyses gathered from a number of industry surveys which include the peer companies, with the data adjusted through regression analysis to reflect Imation’s size (based on annual revenue) relative to those companies included in the analysis. This size-adjusted data is deemed by the Committee to provide an accurate representation of the competitive market. For 2006, the Committee hired an outside compensation consultant to review and provide guidance and recommendations on appropriate compensation, including long-term incentive compensation, for Imation’s executive officers.
While the Committee recognizes the need to maintain competitive levels of target compensation for Imation’s executives — in order to retain and attract qualified talent — it also desires to maintain a compensation program which rewards high performance. To the extent Imation’s performance is greater than the performance of Imation’s industry peers, total compensation is designed to exceed the competitive median. If Imation’s performance falls short of the performance of industry peers, total compensation would be expected to also fall below the competitive median.

Components. Imation’s executive compensation program is comprised of three major components, with each playing a specific role in support of Imation’s executive compensation philosophy:

•	base salary;

•	annual incentive compensation; and

•	stock-based long-term incentive compensation.
In determining compensation, the Committee considers all elements of an executive’s compensation package. The Committee receives a summary sheet from management that describes each component of compensation for each executive reviewed, including salary, bonus, long-term incentive compensation (stock options, restricted stock, etc.), SERPs (supplemental executive retirement plans), deferred compensation (if any), perks and severance payouts. Imation’s compensation program is designed to enhance shareholder value by linking a large portion of executive officers’ compensation directly to corporate and/or business unit performance. The consulting agreement with Mr. Korde described under the heading “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC” was approved by the Chief Executive Officer and was not approved by the Committee; however, the renegotiation of certain terms of his agreement will be approved by the Committee. See “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC”
Base Salary. The Committee receives information on the competitiveness of Imation’s executives’ base salary through the data analysis described above. The Committee granted base salary increases to certain executives as warranted by individual performance, level of responsibility, scope and complexity of the position and salary levels for comparable positions at companies in the compensation peer group. The Committee believes that base salaries for Imation’s executive officers are positioned at competitive levels.
Annual Incentive Compensation. The Committee approved annual target bonus awards for each individual executive and all participating non-commissionable employees, as a percent of base salary, under Imation’s 2005 bonus plan. Additionally, the Board approved the financial performance targets for Imation as a whole. Bonuses are paid out upon achievement of certain levels of performance against revenue attainment targets, operating income attainment targets and free cash flow targets. An executive officer’s bonus, together with those payable to other participating non-commissionable employees as a group, could increase or decrease proportionately for performance levels over or under targeted levels.
For the 2005 bonus plan year, Imation’s overall performance was above the 100% target with respect to revenue, operating income and free cash flow goals. Based on Imation’s 2005 results, Imation made an annual bonus payout of 144.7% for the corporate component of the annual bonus plan. In addition, other business unit specific components of the plan were above or below target, resulting in higher or lower levels of cash compensation being paid to executive officers and non-commissionable employees in those business units. For the individuals named in the Summary Compensation Table, the bonus percentage payout was 144.7%.
Stock-Based Compensation and Stock Ownership Guidelines. The Committee and management believe that broad and significant employee ownership of Imation’s stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the shareholders. Stock-based awards, including stock option grants and restricted stock awards, can be made under Imation’s 2005 Stock Incentive Plan.
Stock option and restricted stock awards granted to Imation executives are based on the market competitive value of long-term incentives held by other executives having similar levels of responsibility within the defined peer group of companies, executive performance and contribution, and expected corporate performance.

Stock option grants allow executive officers to acquire shares of Imation common stock at the fair market value on the date of grant and typically vest over a four-year period. The option will generally provide a return to the executive only if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the term of the option. The table entitled “Option Grants in Last Fiscal Year” summarizes the stock options granted during 2005 to the individuals named in the Summary Compensation Table. Restricted stock grants typically vest over a four-year period. The restricted stock will generally provide a return to the executive only if he or she remains an Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. The Summary Compensation Table summarizes the restricted stock granted during 2005 to the individuals named in the Summary Compensation Table.
In November 2004, the Board of Directors approved stock ownership guidelines for senior management: the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice Presidents. The ownership guidelines are determined as a multiple (from 1x-2.5x, depending on position) of the executive’s base salary and then converted to a fixed number of shares based on Imation’s prior 30-day average closing common stock price as reported by the New York Stock Exchange and rounded to the nearest 100 shares. Executives are required to achieve their ownership within five years from the date they become subject to the guidelines, subject to certain limited hardship exceptions. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion.
Chief Executive Officer Compensation. The CEO’s base salary, target bonus and stock-based compensation was established by a process similar to that discussed above for other executive officers. Mr. Henderson’s base salary for 2005 was $650,000 annually, with an increase to $770,000 annually effective April 23, 2005. Mr. Henderson had a target bonus opportunity of $616,000 under the 2005 bonus incentive plan, based solely on attainment of overall corporate performance targets at a level of 100%. Mr. Henderson’s bonus opportunity could have increased to a maximum of $924,000 if Imation met its performance targets at the 150% level. Since Imation met its performance targets at the 144.7% level, Mr. Henderson received a cash bonus incentive award for 2005 in the amount of $891,352. Mr. Henderson’s total cash compensation increased in fiscal year 2005 due to Imation’s performance meeting 144.7% of performance targets for the year (entitling Mr. Henderson to the bonus described above versus no bonus payment for 2004), the increase in his base salary in April 2005 (described above) and the fact that Mr. Henderson was the CEO for a full year in 2005 (having joined Imation in May 2004). Mr. Henderson received a grant of 39,400 shares of restricted stock and 88,200 stock options, as described in the Summary Compensation Table and the table entitled “Option Grants in Last Fiscal Year.”
The Board of Directors met without the CEO on February 8, 2006 to formally evaluate the CEO’s 2005 performance. The CEO evaluation is used as a part of the basis for determining CEO compensation. After review of the CEO’s performance and market data provided by the Committee’s compensation consultant, the Committee determined not to increase Mr. Henderson’s base salary, but to increase Mr. Henderson’s target bonus opportunity to $770,000 for 2006 based solely on attainment of overall corporate performance targets at a level of 100%. Mr. Henderson’s bonus opportunity could increase to a maximum of $1,155,000 if Imation meets its performance targets at the 150% level. We entered into an Employment Agreement with Mr. Henderson, the terms are described under the heading “Employment, Severance and Consulting Agreements — Employment Agreement with Mr. Henderson.”
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s 1996 Employee Stock Incentive Program, 2000 Stock Incentive Plan and 2005 Stock Incentive Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under any of these plans qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2005, compensation paid to Imation’s Chief Executive Officer and Chief Operating Officer was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.
Summary. The Committee believes the compensation plans for Imation executive officers have been designed so as to focus the efforts of the executive officers on the achievement of our business strategy and corporate objectives and to align the executives’ interests with those of its shareholders. The Committee will continue to evaluate these programs on an annual basis to ensure they continue to do so.

COMPENSATION COMMITTEE
Daryl J. White, Chair
Michael S. Fields
Chuck A. Haggerty
Linda W. Hart
Chuck Reich

COMPENSATION OF EXECUTIVE OFFICERS
The table below shows compensation for each of the last three fiscal years for the individual who served as Chief Executive Officer during 2005 and each of the other four most highly compensated executive officers who were serving as executive officers and one additional person serving as a consultant at the end of 2005.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Payouts	Compensation(4)

Bruce A. Henderson,	2005	$733,091	$891,352	$23,933	$1,346,298	88,200	0	$7,875
Chairman and Chief	2004	$417,508	$0	$92,697	$261,690	215,000	0	$0
Executive Officer(5)
Jacqueline A. Chase	2005	$270,821	$198,963	$4,921	$167,433	11,100	0	$7,875
Vice President,	2004	$268,378	$54,936	$4,787	$153,898	5,816	0	$7,688
Human Resources	2003	$249,909	$94,092	$1,940	$0	12,500	0	$7,500
Arvind Korde(6)	2005	$390,000	$282,144	$0	$0	0	0	$0
Consultant	2004	$25,000	$0	$0	$0	0	0	$0
Frank P. Russomanno	2005	$487,702	$506,450	$1,487	$720,987	38,300	0	$7,875
Executive Vice	2004	$461,894	$80,500	$437	$369,196	63,958	0	$7,688
President and Chief	2003	$302,237	$157,405	$0	$0	30,000	0	$7,500
Operating Officer
John L. Sullivan	2005	$314,021	$230,797	$8,145	$228,939	15,100	0	$7,875
Senior Vice	2004	$310,887	$70,560	$7,574	$196,958	7,444	0	$7,688
President, General	2003	$289,563	$116,478	$4,692	$0	16,000	0	$7,500
Counsel and Secretary
Paul R. Zeller	2005	$310,391	$273,483	$3,522	$372,453	24,500	0	$7,875
Vice President and	2004	$266,980	$61,905	$2,530	$282,059	11,871	0	$7,688
Chief Financial	2003	$221,368	$70,881	$1,114	$0	10,000	0	$7,500
Officer

(1)	The amounts shown for 2005 are cash payments payable to the named individuals under our 2005 bonus plan, except for Mr. Korde whose bonus was paid pursuant to his consulting agreement. The terms of Mr. Korde’s consulting agreement are described under the heading “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC.” The amounts shown for 2004 include a discretionary bonus of $5,793 for Ms. Chase (including $793 related to Ms. Chase’s participation as a Top Performer in certain corporate sponsored events) and $10,000 for each of Messrs. Sullivan and Zeller. The remaining amounts shown for 2004 are cash payments payable to the named individuals under our 2004 bonus plan. The amounts shown for 2003 include years-of-service awards of $74 for Mr. Sullivan and $446 for Mr. Russomanno. The remaining amounts shown for 2003 are cash payments payable to the named individuals under our 2003 bonus plan.

(2)	The amounts shown for 2004 for Mr. Henderson include payment of $85,678 in relocation benefits ($75,000 to cover relocation expenses plus $10,678 to cover the income taxes payable on this additional taxable income, as provided in Mr. Henderson’s Employment Agreement). See “Employment, Severance and Consulting Agreements — Employment Agreement with Mr. Henderson.”

(3)	For purposes of this table, restricted stock is valued based on the closing price of our common stock on the date of grant. All shares of restricted stock vest 25% each year beginning on the first anniversary of the date of grant. Dividends paid on shares of restricted stock are held by Imation until the shares vest. As of December 31, 2005, the number and fair market value of all unvested shares of restricted stock held by each named individual were as follows: Mr. Henderson, 44,275 shares, $2,039,749; Ms. Chase, 7,795 shares,

$359,116; Mr. Russomanno, 28,045 shares, $1,292,033; Mr. Sullivan, 10,405 shares, $479,358; and Mr. Zeller, 16,825 shares, $775,128.

(4)	The amounts shown for 2005 are the value of our contributions of common stock to the accounts of the named individuals under the Retirement Investment Plan, which is $7,875 for each named individual.

(5)	Mr. Henderson joined Imation in May 2004.

(6)	Although Mr. Korde is a consultant to Imation, because he may have participated in Imation’s policy making activities at various times in 2005, he may be deemed to be an executive officer of Imation for purposes of applicable SEC regulations. As a result, we have included information about amounts paid to Mr. Korde in this table (and elsewhere) in addition to information on the Chief Executive Officer and the other four most highly compensated executive officers of Imation. The terms of Mr. Korde’s consulting agreement are described under the heading “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC.”

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total Options
	Number of Securities	Granted to	Exercise
	Underlying Options	Employees in	Price		Grant Date
Name	Granted(1)	Fiscal Year 2005	($/Share)	Expiration Date	Present Value(2)

Bruce A. Henderson	88,200	11.69%	$34.17	05/03/2015	$13.08
Jacqueline A. Chase	11,100	1.47%	$34.17	05/03/2015	$13.08
Arvind Korde	0	—	—	—	—
Frank P. Russomanno	38,300	5.08%	$34.17	05/03/2015	$13.08
John L. Sullivan	15,100	2.00%	$34.17	05/03/2015	$13.08
Paul R. Zeller	24,500	3.25%	$34.17	05/03/2015	$13.08

(1)	These options were granted at the fair market value of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the date of grant, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(2)	In accordance with rules of the Securities and Exchange Commission, we chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following weighted average assumptions were made for purposes of calculating the grant date present value for the options: expected life of the option of five years, volatility at 42.48%, dividend yield at 1.24% and risk free rate of return of 3.87%.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/05		12/31/05
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce A. Henderson	0	$0	10,000	293,200	$58,100	$2,240,630
Jacqueline A. Chase	0	$0	68,954	30,462	$1,355,140	$422,234
Arvind Korde	0	$0	0	0	$0	$0
Frank P. Russomanno	0	$0	104,119	127,519	$2,092,443	$1,292,603
John L. Sullivan	0	$0	124,861	38,683	$2,852,223	$528,690
Paul R. Zeller	0	$0	72,747	44,654	$1,566,664	$573,274
Compensation Under Retirement Plans
Our Cash Balance Pension Plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers substantially all of our domestic employees. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the 2005 Pension Plan year, the interest-crediting rate was 4.89%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as our Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Tax Reform Act of 1986 (“TRA”). Our non-qualified supplemental benefit plan provides for the payment of amounts to employees who may be affected by those limitations. The result of the payments under the non-qualified supplemental plans is that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and TRA limitations. The benefits under the Pension Plan and non-qualified supplemental benefit plan vest after five years of service to us.
The estimated annual compensation payable to each of the following individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both our qualified and non-qualified pension plans (assuming that the named individuals continue to be employed by us until age 65 and receive 5% annual compensation increases and using an interest-crediting rate of 4.73%, which is the rate for November 2005), is as follows: Mr. Henderson, $69,186; Ms. Chase, $80,390; Mr. Russomanno, $64,908; Mr. Sullivan, $98,356; and Mr. Zeller, $153,095. Each of the named individuals, except Mr. Henderson, is vested in these plan benefits. All of these amounts were calculated based on compensation paid in 2005. Each named executive’s bonus for the year 2005, which was not paid until January 2006, was not included in the calculation as the named executives would not receive pay credits under the Pension Plan for these amounts until 2006, the year such amounts were paid. As a consultant, Mr. Korde does not participate in any of our retirement plans.
Mr. Russomanno will also retain so long as he remains employed with Imation, the right to receive benefits accrued as of the date we were spun off from 3M under 3M’s pension plan. Employees who were 3M employees immediately prior to the spin-off whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by us. Mr. Russomanno is eligible to continue to accrue service credit under 3M’s pension plan as described above. The annual amount we would pay to Mr. Russomanno (with retirement assumed for Mr. Russomanno at age 65) is $20,485.
Employment, Severance and Consulting Agreements
Employment Agreement with Mr. Henderson. Imation has entered into an employment agreement with Mr. Henderson (the “Agreement”), beginning May 13, 2004 for an initial one-year term, with automatic one-year renewals, unless notice not to renew is given by either party. Under the Agreement, Mr. Henderson will serve as Imation’s Chief Executive Officer and the Board agreed to have Mr. Henderson elected as Chairman of the Board. The Agreement established initial compensation and relocation terms for Mr. Henderson, including base salary of $650,000 for 2004, certain option grants in 2004, a relocation payment of $75,000 (plus an additional “gross-up” amount to cover income taxes if the relocation payment is considered taxable income) and standard employee and fringe benefits. The Agreement also provides for a target amount of cash incentive compensation conditioned on the attainment of objectives set by the Compensation Committee and if the objectives are attained, the target amount is not less than 80% or more than 150% of base salary.
The Agreement provides that if Mr. Henderson’s employment is terminated by Imation without Cause (as defined) or by Mr. Henderson for Company Breach (as defined), he will be entitled to receive:

•	base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination) earned but unpaid;

•	an amount equal to one year’s base salary; and

•	an amount equal to the cash incentive target amount for the year of termination.
All of these amounts would be payable over the twelve-month period following the date of termination (and with respect to the cash incentive target amount, the twelve-month period after it has been calculated). In addition, Imation will continue to provide for twelve months, the same level of health insurance benefits provided at the time of termination. The severance payment obligations will terminate if Mr. Henderson violates the provisions of the Agreement regarding confidentiality or non-competition and does not stop the violating activities within five days of written notice by Imation. Company Breach is defined as (i) a change in duties or responsibilities that represents a substantial reduction of the duties or responsibilities as in effect immediately prior and is reasonably likely to subject Mr. Henderson to professional embarrassment or ridicule; (ii) a change by the Board in the duties or responsibilities of other senior executive officers that has the effect of precluding Mr. Henderson from effectively performing his duties and responsibilities; (iii) a material reduction in base salary that is not substantially proportionate to any reduction in the base compensation of other senior executives; or (iv) any material breach by Imation of any provision of the Agreement that is not remedied within 30 days after receipt by Imation of written notice from Mr. Henderson. If Mr. Henderson continues serving as a director after termination of his employment, certain of the severance payment obligations are deferred until after his resignation as a director and his non-competition period is extended by the period of time between termination of his employment and his resignation as a director.
The Agreement states that if Imation terminates Mr. Henderson’s employment for Cause, then Imation’s only obligation under the Agreement is to pay base salary earned and to reimburse for allowable expenses through the date of termination. Cause is defined in the Agreement and includes (i) gross incompetence or substantial failure to perform duties; (ii) misconduct that causes or is likely to cause harm to Imation or Imation’s reputation or (iii) failure to follow directions of the Board that are consistent with the duties under the Agreement. The Agreement states that if Mr. Henderson resigns, then Imation’s only obligation under the Agreement is to pay base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination), earned but unpaid, payable over the twelve month period following the date of termination (and with respect to the cash incentive target amount, the twelve-month period after it has been calculated) and to reimburse for allowable expenses through the date of termination.
The Agreement states that if Mr. Henderson’s employment is terminated because of his death, his estate will receive his base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination), earned but unpaid and, to the extent permitted by the terms of Imation’s health insurance and disability benefits, Imation will continue to provide to eligible dependents for ninety days, the same level of health insurance benefits provided at the time of termination.
The Agreement states that if Mr. Henderson’s employment is terminated because of his disability, then Imation’s only obligation under the Agreement is to pay base salary earned to reimburse for allowable expenses through the date of termination and, to the extent permitted by the terms of Imation’s health insurance and disability benefits, Imation will continue to provide for ninety days, the same level of health insurance benefits provided at the time of termination.
If there is a Change of Control (as defined in the Agreement) of Imation and within two years thereafter, Mr. Henderson’s employment terminates for any reason other than termination by Imation for Cause or termination by Mr. Henderson for other than Company Breach, then Imation is obligated to pay to Mr. Henderson within 30 days of such termination a lump sum depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times his total annual base salary in effect immediately prior to a Change of Control plus two times the average of his cash incentive compensation payment (if any) for the two years prior to a Change of Control, or, if he has been employed by us for less than two years, two times the amount of the last cash incentive compensation payment (if any); and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his total annual base salary in effect immediately prior to a Change of Control plus one times the average of his cash incentive compensation payment (if any) for the two years prior to a Change of Control.
The Agreement also provides that to the extent necessary to avoid adverse Federal tax treatment under Section 409A of the Internal Revenue Code, the provisions of the Agreement will be modified. Such modifications may include a six-month deferral of the lump sum payment or any other payments under the Agreement following termination of employment.
The Agreement also provides that if Mr. Henderson receives payments due to a Change of Control with respect to the one-year or two year lump sum payment that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he will also receive a cash “gross-up” payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied; provided however, that the adjustment under Section 4999 will not exceed the amount payable for the Change of Control. The Agreement also provides that the Compensation Committee has the sole right to redetermine and adjust the amount payable for a Change of Control event after the third anniversary of the effective date of the Agreement.
During the term of the Agreement and for the greater of the period during which Imation provides any severance payments or benefits or two years following termination of Mr. Henderson’s employment, Mr. Henderson is required to comply with non-competition provisions.

Severance Agreements With Other Executive Officers. Imation has entered into a severance agreement with each of the other named individuals in the Summary Compensation Table, except Mr. Korde (who may be entitled to payment on termination of his consulting agreement by Imation, as described under the heading “Employment, Severance and Consulting Agreements — Consulting Agreement with Arvind Korde & Associates, LLC.”) The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than cause (as defined in the severance agreement) or termination of employment by the executive for good reason (as defined in the severance agreement). Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination,

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid and

•	an amount representing credit for any vacation earned or accrued by the executive but not taken during the current vacation year.
In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a change of control of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.
In the event termination occurs after a Change of Control of Imation (as defined in the severance agreement), the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.
Imation will also provide the executive with our standard medical and dental insurance coverages, as elected by the executive, for 12 months following the date of termination or 24 months after termination if the termination follows a Change of Control. In addition, all shares of restricted stock owned or held by the executive or promised by Imation will immediately vest without further restriction. The severance agreement also provides that to the extent necessary to avoid adverse Federal tax treatment under Section 409A of the Internal Revenue Code, the provisions of the severance agreement will be modified. Such modifications may include a six-month deferral of the lump sum or any other payments under the severance agreement following termination of employment.
Consulting Agreement with Arvind Korde & Associates, LLC. Imation has entered into a consulting agreement (the “Consulting Agreement”) with Arvind Korde & Associates, LLC with a term beginning December 1, 2004 and ending December 31, 2006, subject to renewal or extension thereafter for additional one-year terms upon agreement of both parties. The services under the agreement are to be performed by Mr. Arvind Korde. Mr. Korde is an independent contractor and, accordingly, is not an employee of Imation and is not an officer elected by

Imation’s Board. However, a description of his consulting agreement has been included here because of his role during 2005 in developing and implementing our corporate strategy and in leading our mergers and acquisitions program, including our agreement to acquire Memorex International Inc. executed in January 2006. Under the Consulting Agreement, Mr. Korde agreed to render the following services to Imation:

•	provide advice and counsel to Imation’s Chairman and Chief Executive Officer on matters of corporate strategy;

•	lead specific corporate strategy development projects as determined by Imation (e.g. optical archiving, expansion outside of data storage media, product portfolio evaluation);

•	assist the Chief Executive Officer in managing our strategy development process;

•	act as mentor and thought leader to the Global Product Strategy organization;

•	lead Imation’s merger and acquisition programs; and

•	attend our management board meetings in order to provide updates to management on assigned projects and programs.
The Consulting Agreement provides for payment to Mr. Korde of a base fee of $2,500 per day for 150 days per year. Any services performed by Mr. Korde in excess of 150 days per year must be approved in writing by Imation and Imation approved up to an additional ten days of consulting in 2005. Based on the daily rate, Mr. Korde received $25,000 of consulting fees in 2004 and $390,000 of consulting fees (for 156 days of consulting) in 2005. The Consulting Agreement provides that the daily rate would be reviewed and renegotiated in good faith as of the anniversary date of the Agreement. We are currently renegotiating with Mr. Korde. We also reimburse Mr. Korde for actual and reasonable out-of-pocket expenses, including expenses for his travel, lodging and living expenses while consulting at our headquarters in Oakdale, MN and other business-related travel. Such reimbursed expenses totaled $81,144 in 2005.
Under the Consulting Agreement, Mr. Korde is also eligible to receive a bonus payment in both 2005 and 2006 based upon the achievement of certain levels of corporate performance against metrics determined by the Company. The 2005 metrics were based on revenue targets, operating income targets and free cash flow targets. The Consulting Agreement provides that Imation will pay Mr. Korde 50% of his annual consulting fees if target performance levels are achieved, 75% of his annual consulting fees if maximum performance levels are achieved and 20% of his annual consulting fees if threshold performance levels are achieved, subject in all cases to the achievement of a threshold level of operating income. Based on the actual level of 2005 corporate performance relative to targets, Mr. Korde received a bonus payment of $282,144 for 2005. Imation has the right under the Consulting Agreement to modify or terminate the bonus payments to Mr. Korde at any time and for any reason and Imation has determined to terminate Mr. Korde’s corporate bonus opportunity for 2006.
The Consulting Agreement also contains provisions regarding prohibited use and disclosure of Imation’s confidential information by Mr. Korde and prohibited solicitation of Imation employees and subcontractors by Mr. Korde.
Imation may terminate the Consulting Agreement upon 15 days prior written notice if Mr. Korde breaches or fails to satisfactorily perform the Consulting Agreement and does not cure such breach or failure during such 15-day notice period. In addition, Imation may terminate the Consulting Agreement immediately without notice if Mr. Korde breaches his obligations regarding confidential information. Imation may also terminate the Consulting Agreement for any reason upon 30 days prior written notice and upon payment to Mr. Korde of a termination fee in the amount of $562,500 and his pro rata portion of any additional bonus earned for that calendar year.

Mr. Korde, age 58, has been a consultant with Arvind Korde & Associates LLC, a management consulting firm since December 2004. Mr. Korde has also been a Senior Advisor with McKinsey & Company, a management consulting group from April 2001 to the present and also provided individual consulting services to private clients. Mr. Korde served as Chairman of the Board and Chief Executive Officer of Vista Biosciences, (a startup company in medical science) from July 2002-December 2004. From August 1981 to April 2001, Mr. Korde served in various management positions at TRW, Inc., (a company that provides advanced products and services for space, defense and automotive markets.)
SHAREHOLDER RETURN PERFORMANCE GRAPH
The graph and table below compare the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P MidCap 400 Index and ArcaEx Tech 100 Index, formerly known as the Pacific Stock Exchange High Technology Index, over the same period. The graph and table assume the investment of $100 on December 31, 2000 in each of our common stock, the S&P MidCap 400 Index and the ArcaEx Tech 100 Index and reinvestment of all dividends.
Five-Year Cumulative Total Return

(Total Return Index)	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Imation Corp.	$100.00	139.23	226.33	228.35	208.94	305.86
S&P MidCap 400 Index	100.00	99.40	84.98	115.22	134.20	151.04
ArcaEx Tech 100 Index	100.00	84.57	56.52	86.26	96.69	104.23

HOUSEHOLDING
We are sending a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 to you with this Proxy Statement. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address, if the appropriate notice was provided or consent obtained.
We will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at The Bank of New York at 1-800-432-0140, a separate copy of the Proxy Statement and/or Annual Report for the year ended December 31, 2005 to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

INVESTOR RELATIONS
IMATION CORP.
1 IMATION PLACE
OAKDALE, MN 55128
Shareholder Proposals for 2007 Annual Meeting
If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2007 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 22, 2006. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.
If you want to present any other proposal or nominate a person to be elected as a director at our 2007 annual meeting, the proposal or nomination must be received in writing by our Corporate Secretary at the our principal executive offices by February 2, 2007. However, if the Annual Meeting is to be held before April 3, 2007 or after June 2, 2007, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2007 Annual Meeting. The proposal or nomination must contain the specific information required by our Bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.
Dated: March 22, 2006

BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General Counsel and Secretary

APPENDIX A
AUDIT AND FINANCE COMMITTEE CHARTER
Purpose
The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Committee Membership
The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.
The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.
Meetings
The Audit Committee shall meet as often as it determines is necessary, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the general counsel, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Committee Authority and Responsibilities
The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.
The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments within generally accepted accounting principles for policies and procedures related to material items that have been discussed with management, including the ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10. Review and evaluate the lead partner of the independent auditor team.

11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15. Review the appointment and replacement of the senior internal auditing executive.

16. Review the significant reports to management prepared by the internal auditing department and management’s responses.

17. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18. Review with the independent auditor any issues having potential implications under Section 10A(b) of the Exchange Act .

19. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Limitation of Audit Committee’s Role
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
Finance Committee Responsibilities
In its role as a finance committee, the Committee shall:

1. Review policies regarding taxation, insurance, cash management, currency hedging, or other financial policies of the Company that could have a significant impact on the Company’s financial statements.

2. Review and approve the Company’s subsidiary capital structure and review and make recommendations to the Board of Directors concerning other elements of the Company’s capital structure, including the issuance of securities, structuring of financing agreements, dividend policy, and stock repurchase.

3. Monitor the Company’s compliance with financing agreements.

4. Monitor and oversee the functions of the Pension and Retirement Committee and review employee benefit plan investment policies including funding requirements.

5. Perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS
THE COMPUTER HISTORY MUSEUM
HAHN AUDITORIUM
1401 N. SHORELINE BLVD.
MOUNTAIN VIEW,CA 94043
MAY 3, 2006
9:00 A.M. LOCAL TIME
ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit https://www.giveconsent.com/imn.
IMATION CORP.
2006 PROXY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Bruce A. Henderson and John L. Sullivan, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 3, 2006 at The Computer History Museum, Hahn Auditorium, 1401 N. Shoreline Blvd., Mountain View, CA 94043 at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2006 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 13, 2006 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by The Bank of New York, acting as tabulation agent for the RIP Trustee, by April 28, 2006. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.
IMATION CORP.
P.O. BOX 11023
NEW YORK, N.Y. 10203-0023
     Indicate change of address here and mark box on reverse side.

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	above.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Have your proxy card ready.		•	Follow the simple recorded		•	Return your proxy card in the
•	Follow the simple instructions that			instructions.			postage-paid envelope provided.
appear on your computer screen.
You may now vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 5:00 p.m. New York time on May 2, 2006.

1-866-205-9073
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.
This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1 and 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.
1. Election of three Directors (Class I) to serve a term of three years.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 - Michael S. Fields, 02 - L. White Mathews, III, 03 - Ronald T. LeMay
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of appointment of PricewaterhouseCoopers LLP	☐	☐	☐
as independent registered public accounting firm.

Address Change? Mark box.	☐
Indicate change on reverse.

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.
☐

SCAN LINE

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Date Share Owner sign here	Co-Owner sign here